EMPLOYMENT AGREEMENT

This employment agreement (this “Agreement”) is made and entered into by Tactical Air Defense Services, Inc., a Nevada corporation whose registered place of business is 1515 Perimeter Rd., West Palm Beach, FL 33406 (hereinafter, the "Company"), and Michael Cariello, a Florida resident (hereinafter referred to as “Employee”).  This Agreement shall replace and supersede the employment agreement between the Company and Employee dated June 8, 2009, and is in connection with the employment of Employee by the Company subject to the terms and conditions of this Agreement.

In consideration of the mutual covenants set forth below, the Company agrees to employ Employee, and Employee agrees to be employed by the Company, commencing January 1, 2010 (hereinafter, the “Effective Date”), and as set forth in this Agreement.

1.           DESCRIPTION OF DUTIES

A.           Position

Employee shall be employed as Chief Operating Officer of the Company and in such other capacities as may be mutually agreed upon from time to time by the Company and Employee.  Employee may be removed or terminated only by the majority of the Board of Directors of the Company.

B.           Essential Job Functions and Duties

Employee shall perform such duties as are customarily performed by other persons in similar such positions.

C.           Duty of Loyalty and Best Efforts

Employee shall devote his/her attention, knowledge, and skills to the Company's business interests, and shall do so in good faith and with best efforts.  Notwithstanding the above, the Company acknowledges and agrees that Employee may become employed by additional companies (the “Additional Companies”) in any capacity whatsoever, so long as Employee’s devotion of such attention, knowledge, and skills do not substantially interfere with Employee’s duty of loyalty and best efforts to the Company.  Employee agrees to refrain from any interest or participation, of any kind whatsoever, in any business directly competitive to the Company’s business, for a term of one (1) year from the termination or expiration of this Agreement.

D.           Place of Employment

The Company agrees that Employee, in his/her sole discretion, shall in good faith determine his/her place of employment.  Notwithstanding the foregoing, Employee acknowledges that his/her presence shall be required from time-to-time at the registered place of business of the Company, or at such other location as may be determined by the Company, at the expense of the Company.

2.	COMPENSATION TERMS

A.           Base Salary

Employee shall receive a base salary (the “Base Salary”), of one hundred and twenty-thousand dollars ($120,000) per year, payable bi-weekly on the 15th and 30th of each month, in arrears.  Notwithstanding the above, it is hereby agreed between the parties that at the end of each calendar quarter, Employee shall be issued a convertible promissory note (a “Note”) equal to the amount of any accrued and unpaid Base Salary, which Note shall have a term of three (3) years, an annual interest rate of twelve (12%) percent, shall be convertible into shares of common stock of the Company at a conversion price equal to the lowest price of any shares of common stock of the Company sold or issued during the term of this Agreement or of said Note, and shall have full ratchet anti-dilution protection.

B.           Stock Incentive

Employee shall be given an initial grant of 50,000,000 fully-vested shares of common stock of the Company, as an inducement to enter into this Agreement

C.           Performance Bonus

In connection with each calendar year, partial or otherwise, in which Employee is employed by the Company, Employee shall participate in a management bonus pool (the “MBP”), the terms and conditions of which MBP shall be determined by the Board of Directors of the Company.

D.           Exempt Status

Employee understands that at all times he/she is employed as an independent contractor and, therefore, he/she is not entitled to overtime wages.  Employee shall not receive overtime compensation for the services performed under this Agreement, unless specifically agreed to in writing.

E.           Expense Reimbursement

Employee shall be entitled to reimbursement of any or all reasonably incurred expenses incurred in the performance of the functions and duties under this Agreement.  In order to receive reimbursement, Employee must timely provide the Company with an itemized account of all expenditures, along with suitable receipts therefore.

3.           BENEFITS

A.           Health Insurance

The Company agrees that upon the Effective Date, Employee shall be eligible to participate in the Company health insurance plan (the “Company Plan”), if such Company Plan is in-place.  In the event that a Company Plan is in-place, the Company agrees to pay the cost of an individual policy for Employee.  Should Employee choose to add additional family members to the Company Plan, any such additional costs shall be at the sole expense of Employee, and shall be deducted from Employee’s Base Salary.  In the event that a Company Plan is not in-place or if Employee chooses to not participate in a Company Plan, the Company shall reimburse Employee up to $500 per month for his/her out-of-pocket costs for any other individual health insurance plan or medical expenses.

B.           Vacation

Employee is entitled to up to four (4) weeks of paid vacation per year, which if unused shall accrue.

4.           TERM OF EMPLOYMENT

Employee’s employment with the Company is for a term of one (1) year from the Effective Date.

5.           COVENANTS

A.	Non-Disclosure of Trade Secrets and Other Proprietary Information

Employee agrees not to use, disclose, or communicate, in any manner, proprietary information about the Company, its operations, clientele, or any other proprietary information, that relate to the business of the Company.  This includes, but is not limited to, the names of the Company’s customers, clients, vendors, employees, or independent contractors, or any other information of any kind which would be deemed confidential or proprietary information of the Company.

B.           Non-Solicitation Covenant

Employee agrees that for a period of two (2) years following termination of employment, for any reason whatsoever, Employee will not solicit, including but not limited to the following: customers, clients, vendors, employees, or independent contractors, of the Company.

6.	INDEMNIFICATION FOR THIRD PARTY CLAIMS

The Company agrees to indemnify and hold harmless Employee to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, obligations, penalties, judgments, awards, costs, expenses, and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs, expenses, and disbursements, as and when incurred, of investigating, preparing, or defending any such action, suit, proceeding, or investigation (whether or not in connection with litigation in which Employee is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, Employee’s acting for the Company, including, without limitation, any act or omission by Employee in connection with his/her acceptance of or the performance or nonperformance of his/her duties and obligations under this Agreement, provided, however, such indemnification shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense, or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of Employee.

If any action, suit, proceeding, or investigation is commenced, as to which Employee proposes to demand indemnification, he/she shall notify the Company with reasonable promptness.  Employee shall have the right to retain counsel of his/her own choice to represent him/her, which counsel shall be reasonably acceptable to the Company, and the Company shall pay the fees, expenses, and disbursements of such counsel, and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company.  The Company shall be liable for any settlement of any claim against Employee.  The Company shall not, without the prior written consent of Employee, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise, or consent includes, as an unconditional term thereof, the giving by the claimant to Employee of an unconditional and irrevocable release from all liability in respect of such claim.

Neither termination nor completion of the employment of Employee shall affect these Indemnification Provisions which shall then remain operative and in full force and effect.

7.	ATTORNEYS’ FEES AND COSTS

Employee and the Company agree that should any action be instituted by either party against the other regarding the enforcement of the terms of this Agreement, the prevailing party will be entitled to all of its expenses related to such litigation including, but not limited to, reasonable attorneys' fees and costs, both before and after judgment.

8.	COUNTERPARTS

For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto.  Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement.

9.	MISCELLANEOUS PROVISIONS

A.           Notices

The parties agree that any notices that are required to be given under this Agreement shall be given in writing, sent by certified mail, return receipt requested, to the principal place of business of the Company or residence of Employee as set forth herein.

B.           Modifications

This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements, and understanding relating to the matters provided for herein.  Any modifications to this Agreement may only be done in writing and must be signed by an officer of the Company and Employee.

C.           Severability of Agreement

To the extent that any provision hereof is deemed unenforceable, all remaining provisions of this Agreement shall not be affected thereby and shall remain in full force and effect.

D.           Waiver of Breach

The waiver by the Company of a breach of any provision of this Agreement by Employee shall not operate as a waiver of any subsequent breach by the Employee.  No waiver shall be valid unless placed in writing and signed by an officer of the Company.

E.           Choice of Law, Jurisdiction and Venue

Employee agrees that this Agreement shall be interpreted and construed in accordance with the laws of the State of Florida, and that any claims brought against the Company related to the terms or conditions of employment shall be brought within a court of competent jurisdiction within the county of Miami-Dade, Florida.  Employee also consents to jurisdiction of any claims by the Company related to the terms or conditions of employment by a court of competent jurisdiction within the county of Miami-Dade, Florida.

Agreed to on this _____ day of ___________________, 2010, by and between:

Michael Cariello (“Employee”)

Tactical Air Defense Services, Inc. (“Company”)
Alexis Korybut, President and CEO